Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form N-2 of our report dated December 17, 2021, on our audit of the financial statements of Altmore BDC, Inc. as of December 9, 2021 and our report dated February 3, 2022 on our audit of the schedule of investments of Altmore BDC, Inc. as of January 10, 2022, and to the references to our firm under the headings “Independent Registered Public Accounting Firm” in the Prospectus.

/s/ CohnReznick LLP

Chicago, Illinois

February 3, 2022